UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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UNITY BANCORP, INC.

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- 2024 ANNUAL REPORT -

OUR BRAND PROMISE UNITY BANCORP, INC. (Nasdaq: UNTY) is the holding company for Unity Bank, a community bank insured by the FDIC, headquartered in Clinton, New Jersey. The Bank offers complete deposit and lending solutions to businesses and consumers. Small Business is BIG here is a mantra the Bank lives and breathes. Unity delivers a holistic approach to business clients leveraging seasoned Commercial and SBA lending expertise with deposit products and services with the latest technology advantages. The Bank’s brand promise of Growing with Youis applied to all Unity stakeholders. The Bank is dedicated to the growth of our communities, customers, employees and shareholders. THE BANK’S BRAND PROMISE OF growing with you! IS APPLIED TO ALL UNITY STAKEHOLDERS.

FINANCIAL HIGHLIGHTS Amounts in thousands, except per share data and performance ratios Year ended December 31, 2024 2023 Selected Results of Operations Interest income $ 155,738 $ 143,494 Interest expense 57,127 48,497 Net interest income 98,611 94,997 Provision for credit losses 3,949 3,168 Noninterest income 8,469 8,142 Noninterest expense 48,741 46,976 Provision for income taxes 12,940 13,288 Net income $ 41,450 $ 39,707 Per Share Data Net income per common share - Basic $ 4.13 $ 3.89 Net income per common share - Diluted 4.06 3.84 Book value per common share 29.48 25.98 Market value per common share 43.61 29.59 Cash dividends declared on common shares 0.52 0.48 Selected Balance Sheet Data Assets $ 2,654,017 $ 2,578,507 Loans 2,260,657 2,172,063 Securities 145,028 135,689 Deposits 2,100,313 1,924,140 Shareholders’ equity 295,583 261,430 Common shares outstanding 10,026 10,063 Performance Ratios Return on average assets 1.68% 1.63 % Return on average equity 14.99 16.05 Efficiency ratio 45.77 45.55 Net interest margin 4.16 4.06

TO OUR SHAREHOLDERS Fellow Shareholders, It is my privilege to present our 2024 Annual Report. This past year has been one of continued growth and success, driven by our unwavering commitment to our customers, our communities, and our shareholders. We are pleased to report another year of solid financial performance, demonstrating the strength of our strategic initiatives and the dedication of our team. At Unity Bank, we believe in the power of personal connection. We pride ourselves on delivering outstanding customer service, where every interaction is marked by attentiveness, responsiveness, and a genuine desire to understand and meet our customers’ unique financial needs. I am grateful to our dedicated team of professionals that go above and beyond to provide personalized solutions and build long-lasting relationships, earning us the trust and loyalty of our valued customers. We are deeply rooted in the communities we serve, and we recognize the vital role we play in their economic well-being. We are committed to actively supporting local initiatives, fostering economic development, and empowering individuals and businesses to thrive. Through our community involvement programs, we invest in education, affordable housing, and other vital resources that strengthen the fabric of our neighborhoods. Our lending practices are guided by a strong sense of community. We understand that access to capital is essential for individuals and businesses to grow and prosper. We strive to provide responsible and accessible loans that have a positive impact on the communities where we operate. Whether it’s helping a family purchase their first home, supporting a small business expansion, or financing a community development project, we are committed to making a difference in the lives of our customers and the vitality of our communities. Turning to our financial performance, Unity Bancorp, Inc. (UNTY) generated net income of $41.5 million, up 4.4% versus 2023. The Bank originated $545 million in loans across our various lines of business, resulting in a 4.1% increase in total loans on the balance sheet. Our deposit base also expanded by 9.2% to $2.1 billion, demonstrating the confidence our customers have in Unity Bank. This growth contributed to an expansion of the Net Interest Margin by 0.10% to 4.16%. Furthermore, we continued to maintain strong asset quality, with non-accrual loans as a percentage of total loans remaining at a low 0.58%. These results underscore the effectiveness of our business model and our focus on sustainable, profitable growth. Commercial & SBA Lending Our commercial banking division experienced a significant 9% increase in origination volumes when compared to 2023. We focused on building strong relationships with local businesses, providing tailored financial solutions to meet their specific needs. In addition to a common sense approach to underwriting commercial credit, Unity Bank is an SBA Preferred Lender, which is the highest level of approval and status that a lender can hold in the SBA loan program. This success reflects our commitment to supporting the growth and prosperity of the business community. Residential Mortgage & Consumer Lending Our residential mortgage origination team delivered strong origination volume and improved market share in a difficult interest rate environment. We helped numerous families achieve their dream of homeownership by offering competitive rates and personalized guidance throughout the mortgage process. We originated more than $200 million in residential mortgages, and approximately $55 million of consumer and residential construction loans in 2024. During the year, Unity became an FHA-approved lender by the U.S. Department of Housing & Urban Development, which means we can expand our product suite to attract more first-time homebuyers and those with lower incomes. We are proud to play a role in strengthening our communities by facilitating homeownership. Retail Banking Our retail branch network continued to be a vital source of deposit growth and customer engagement. We focused on enhancing the customer experience through our improved online account opening services, and

David D. Dallas Chairman of the Board James A. Hughes President & CEO countless community partnership programs. Deposits grew by more than $176 million since year-end 2023. Our branch teams are dedicated to building relationships with our retail customers and providing them with convenient and personalized banking services. As we look to the future, we remain focused on delivering strong financial performance while staying true to our core values. We are confident that our commitment to exceptional customer service, community involvement, and responsible lending, across all our business lines, will continue to drive our success and create long-term value for our shareholders. Thank you for your continued support of Unity Bank. We are proud to be your trusted financial partner, and we look forward to serving you and our communities for many years to come. Sincerely, James A. Hughes President & CEO Unity Bank

2020 2021 2022 2023 2024 $ 0.00 $10.00 $20.00 $40.00 $50.00 $30.00 DILUTED EARNINGS PER SHARE DIVIDENDS PER SHARE BOOK VALUE MARKET PRICE

LENDING SUCCESS At Unity Bank we take pride in supporting our friends and neighbors in the communities we serve. Our residential and commercial lending teams live and work in the communities in which we operate. We continue to grow our lending teams while simultaneously improving our systems and processes. This year, workflow enhancements were added to maintain excellent customer service and meet the needs of our customers. Mortgage Lending Overview 2024 presented significant challenges, with interest rates remaining largely unchanged throughout the year. This, combined with a persistent housing inventory shortage, led to a stagnant mortgage market, with origination volumes closely mirroring those of 2023 on a national scale. Despite these headwinds, our robust relationships with realtors, unwavering commitment to lending, and diversified product portfolio enabled us to achieve a remarkable 7% year-over-year increase in mortgage origination volume. Additionally, we saw an impressive 18% growth in consumer lending and construction origination volumes. Looking ahead, the Mortgage Bankers Association forecasts a 28% increase in originations for 2025. We are well-positioned and fully committed to meeting the evolving lending needs of our customers, and we are confident in our ability to once again outperform the industry. WE CONTINUE TO GROW OUR LENDING TEAMS WHILE SIMULTANEOUSLY IMPROVING OUR SYSTEMS AND PROCESSES.

5 YEAR LOAN HISTORY Commercial Loans Residential Mortgages in thousands Commercial Lending Overview While the anticipated lower rate environment didn’t materialize in 2024, Unity Bank’s dedicated commercial lending team demonstrated remarkable resilience and adaptability. Despite the challenging conditions, our team managed to increase loan originations by an impressive 9% year over year, significantly outperforming many of our peer banks. This achievement is a testament to their unwavering commitment to our community bank customers, particularly those with owner-occupied businesses, ensuring their borrowing needs were met with the utmost care and attention. Although SBA lending remained relatively flat year over year due to the prevailing rate environment, our team remained steadfast in their support, successfully navigating the complexities of the market Looking ahead, we are optimistic that 2025 will usher in a more robust loan origination landscape. As interest rates continue to ease and customer demand increases, we are poised to seize new opportunities and further strengthen our position in the market. Our commitment to fostering strong relationships with our customers and supporting their financial growth remains at the forefront of our mission.

OUR BANKING EXPERIENCE Business Focus Over the last 30 years ago, we have made it our mission to provide the highest level of service to our customers. Equally important, is delivering the latest in technology which is constantly being upgraded across all areas of operation. Unity continues to focus on security by implementing best practices, staying up to date with the cyber threat landscape, and working closely with regulators to ensure we hold our customers’ information to the highest level of protection. We continued investing in hardware to support our growth while simultaneously ensuring these investments would benefit us long-term. Unity Bank understands the value of investing in its employees to provide an environment of growth and continued success. We employ extensive training with the help of our partners to provide employees with customer service, communication, leadership, technology and project management skills. Updating and modifying Unity Banks’ internal data center and infrastructure is critical for keeping up with a rapidly changing work environment. Unity locations received updated backup network connections to ensure we are utilizing the most up to date technology while ensuring branches connection stability. Overall Technology Improvements Unity Bank focused its project initiatives in 2024 on strengthening the security of its customer-facing technology, technical infrastructure, and internal applications. In the face of the current and expanding threats in the cyber world, the bank strives to stay alert and responsive to security incidents of all sizes and scopes, both nationally and globally. The bank prioritizes the protection of customer data and the enhancement of fraud detection and prevention across all transaction channels. Along with the security enhancements we put a focus on improving customer technology, as well as back-end internal applications that will help streamline departmental processes and increase efficiency overall. This mindset will carry-over to our 2025 project initiatives.

Technology Improvements for Consumers In 2024, we improved our consumer technology by introducing a new suite of Consumer Checking products designed to simplify our offerings with competitive incentives. The new products were designed to benefit our customers in their different life stages; touting a “Grow With You” approach to Customer Service. This also provided the opportunity to streamline backend departmental processes that were once manual and have now been automated, improving procedural efficiency while decreasing processing errors, thus improving the overall customer experience. In 2025, we will continue to enhance our customer-facing technology with a new state of the art Online Banking application, designed to reduce customer friction and provide a fresh invigorating look and feel. We will also be looking to improve our new suite of checking products with new promotional offerings. Technology Improvements for Businesses In 2024, we began offering Clover Merchant Services in lieu of a previous third-party provider. The new offerings are designed to benefit our business customers by vastly improving the quality of hardware provided in conjunction with improvements to customer support. In 2025, we will extend our focus on the business side with a new ACH positive pay offering, which will provide more effective and reliable positive pay and payee verification detection. This will give businesses more confidence and security when they process ACH transactions for payroll and other purposes. We will also be updating Business Online, in conjunction with Consumer Online, with a new application with a redesigned look and feel. SINCE OUR FOUNDING IN 1991, WE HAVE MADE IT OUR MISSION TO PROVIDE THE HIGHEST LEVEL OF SERVICE TO OUR CUSTOMERS.

UNITY IN THE COMMUNITY At Unity Bank, community is more than just a word - it’s a commitment. The employees live and work within the areas the bank serves, making it second nature for them to give back and better their communities. Unity Bank is dedicated to making a positive impact where it matters most. In 2024, Unity Bank proudly took part in over 600 community events, sponsorships, and volunteer opportunities. Beyond traditional donations, Unity Bank actively supports programs that keep its employees personally connected to the people they serve. Unity Bank proudly continued its title sponsorship of the Tour of Somerville Cycling Series, the longest-running bike race in America. Since 2017, Unity Bank UNITY BANK RECOMMITTED TO COMMUNITY EVENTS AND PROGRAMS

has volunteered at both the Somerville, NJ, and the Twilight Criterium races in Easton, Pennsylvania. The bank eagerly anticipates these events each year as they simultaneously bring the community together and help support local businesses. Unity Bank’s commitment to America’s Grow-A-Row remains strong, both financially and through hands-on volunteer work. Every month, dedicated employees roll up their sleeves to pick fresh produce for community members in need. Unity Bank employees aided in picking over 800,000 servings, equivalent to more than 200,000 pounds of produce in the 2024 season. This contributed to another record year for Grow-A-Row, with a total of 14 million servings harvested. To further combat food insecurity in the community, Unity Bank’s annual service project raised $25,200 for local food banks. This is a very special project since it comes from the generosity of our employees. Each year, employees can elect to donate through payroll deductions. The bank matches the employee donations, and funds are distributed to 21 locations throughout the bank’s footprint, providing food for those in need. For the past 18 years, Unity Bank has hosted its Annual Classic Car Show, benefiting Family Promise of Hunterdon and Warren counties. Family Promise is dedicated to helping families experiencing homelessness achieve sustainable independence through a community-based response. This year’s show featured 148 classic cars, each competing in a variety of categories while visitors enjoyed concessions and other activities. Thanks to the unwavering support of the community, car enthusiasts, sponsors, and Unity Bank’s passionate employee volunteers, a total of $8,000 was raised and split between Family Promise of Hunterdon and Warren counties. Unity Bank is excited about the future and remains committed to making a positive impact in the community.

CORPORATE INFORMATION James Hughes President Chief Executive Officer George Boyan Executive Vice President Chief Financial Officer James Donovan First Senior Vice President Chief Lending Officer Vincent Geraci First Senior Vice President Director of Mortgage Lending David Bove Senior Vice President Chief Information Officer James Davies Senior Vice President Controller Rosemary Fellner Senior Vice President Chief Experience Officer Christopher Fenimore Senior Vice President Chief Compliance Officer Minsu Kim Senior Vice President Chief Credit Officer Rebecca Kugelman Senior Vice President Project Management and Efficiency Officer Daniel Sharabba Senior Vice President Chief Retail Officer Luke de Araujo First Vice President BSA/AML/OFAC Officer Cynthia Burke First Vice President Human Resources Director Serena Evans First Vice President Deposit Operations Manager Karen Klotz First Vice President Loan Closing Manager Ashleigh Marin First Vice President In-House Counsel Crystal Rose First Vice President Marketing Director Executive & Senior Management

David Dallas Chairman of the Board CEO, Dallas Group of America, Inc. Aaron Tucker Vice Chairman of the Board President, Tucker Enterprises Dr. Mark Brody Director Managing Member, Financial Planning Analysts, LLC Wayne Courtright Director Retired, Former Banker Robert Dallas, II Director President, Dallas Group of America, Inc. Dr. Mary Gross Director Human Edge Resources, LLC James Hughes Director President/CEO, Unity Bank Peter Maricondo Director Retired Financial Consultant Raj Patel Director President/CEO, Raja Group Annual Meeting Shareholders of Unity Bancorp, Inc. are cordially invited to the Annual Meeting of Shareholders. The meeting will be held virtually at 8:30 am, April 24th, 2025 and will be available at: meetnow.global/MMKX2UW Please use your shareholder credentials or guest login to access the meeting. Stock Listing NASDAQ Symbol: UNTY Transfer Agent and Registrar Computershare, Inc. PO Box 30170 College Station, Texas 77842-3170 800.368.5948 Computershare.com Board of Directors Investor Inquiries George Boyan 908-713-4565 | George.Boyan@unitybank.com Independent Registered Public Accounting Firm Wolf & Company, P.C. Boston, Massachusetts Legal Counsel Windels Marx Lane & Mittendorf, LLP New Brunswick, New Jersey Shareholder Information

LOCATIONS New Jersey Bergen County: 4 Emerson Plaza W.  Emerson, NJ 07630 899 Palisade Ave.  Fort Lee, NJ 07024 Hunterdon County: 64 Old Highway 22  Clinton, NJ 08809 157 Main St.  Flemington, NJ 08822 (pictured on cover) 370 Route 22 W.  Whitehouse Station, NJ 08889 Middlesex County: 1746 Oak Tree Rd.  Edison, NJ 08820 104 Raritan Ave.  Highland Park, NJ 08904 1230 Bound Brook Rd.  Middlesex, NJ 08846 2426 Plainfield Ave.  South Plainfield, NJ 07080 Morris County: 66 North Beverwyck Rd  Lake Hiawatha, NJ 07034 Ocean County: 1255 Route 70  Lakewood, NJ 08701 Somerset County: 450 Somerset St.  North Plainfield, NJ 07060 120 Cedar Grove Ln.  Somerset, NJ 08873 12 Mountain Ave.  Somerville, NJ 08876 Union County: 628 North Wood Ave.  Linden, NJ 07036 2222 South Ave.  Scotch Plains, NJ 07076 945 Stuyvesant Ave.  Union, NJ 07083 Warren County: 1225 Route 22 W.  Phillipsburg, NJ 08865 5 E. Asbury Anderson Rd.  Washington, NJ 07882 Pennsylvania Northampton County: 2850 Easton Ave.  Bethlehem, PA 18017 1700 Sullivan Trail  Forks, PA 18040 UNITY BANCORP, INC 64 Old Highway 22  Clinton, NJ 08809 unitybank.com  800.618.2265